UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2009 (June 30, 2009)
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.
     On June 30, 2009, SandRidge Midstream, Inc. (“SandRidge Midstream”), a wholly-owned subsidiary of SandRidge Energy, Inc. (the “Company”), and TCW Pecos Midstream, L.L.C. (“TCW”), an affiliate of TCW Asset Management Company, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated June 30, 2009 for the sale of all of the membership interests in Piñon Gathering Company, LLC (“Gatherer”). Gatherer holds substantially all of the Company’s gathering and compression assets in the Piñon Field in Pecos County, Texas (the “Midstream Assets”). The execution and closing of the Purchase Agreement occurred simultaneously. Pursuant to the Purchase Agreement, SandRidge Midstream received proceeds of approximately $200 million. SandRidge Midstream also agreed to indemnify TCW for certain matters related to the Midstream Assets, including certain environmental matters.
     On June 30, 2009, SandRidge Exploration and Production, LLC (“SandRidge E&P”), a wholly-owned subsidiary of the Company, entered into a Gas Gathering Agreement (the “Gas Gathering Agreement”) with Gatherer. Pursuant to the Gas Gathering Agreement, SandRidge E&P dedicated its Piñon Field acreage in Pecos County to Gatherer for priority gathering services for a period of twenty (20) years. In addition, SandRidge E&P has the right to deliver gas produced from its other West Texas Overthrust properties for gathering under the Gas Gathering Agreement. For a five (5) year period beginning on the date of the Gas Gathering Agreement, SandRidge E&P is obligated to expand the gathering system such that it will eventually be able to handle production of 1,076 MMcf per day. Each year during such five (5) year period, SandRidge E&P has the option to offer for sale to Gatherer any expansions to the gathering system built by SandRidge E&P during the immediately preceding year (“Expansions”). For the gathering services provided by Gatherer, SandRidge E&P will pay to Gatherer a base fee, an operations fee designed to reimburse Gatherer for its actual operation and maintenance costs for the gathering system and a commodity fee based on the first of the month Inside FERC spot gas price at Waha. After Gatherer has achieved a designated internal rate of return on its investment in the gathering system, then the base fee and the commodity fee shall be reduced to between 15% and 37.5% of the amount otherwise payable to Gatherer, depending on the extent to which Gatherer has purchased Expansions. In addition, prior to such time that Gatherer has achieved the designated internal rate of return, if the volumes that SandRidge E&P delivers to Gatherer for gathering are less than certain minimum scheduled volumes, then, subject to certain exceptions for force majeure and breach by Gatherer, SandRidge E&P shall be obligated to make monthly shortfall payments to Gatherer to ensure that Gatherer receives the base fee it would have received if SandRidge had delivered the minimum scheduled volumes.
     On June 30, 2009, SandRidge Midstream entered into an Operations and Maintenance Agreement (the “Operations and Maintenance Agreement”) with Gatherer. Pursuant to the Operations and Maintenance Agreement, SandRidge Midstream will operate and maintain the gathering system described previously in relation to the discussion of the Gas Gathering Agreement for a period of twenty (20) years, subject to Gatherer’s right to terminate on one hundred twenty (120) days notice and, if SandRidge Midstream can provide a suitable substitute operator to Gatherer, SandRidge Midstream’s right to terminate on one hundred twenty (120) days notice. SandRidge Midstream will be responsible for (i) administering the regulatory, business, and financial affairs of Gatherer, maintaining the financial and product accounting records of Gatherer, preparing and distributing financial statements for Gatherer, complying with instructions it receives from Gatherer with respect to the operation and maintenance of the gathering system, and performing the requirements and obligations of Gatherer set forth in the Gathering Agreement and gathering agreements that Gatherer enters into with other producers, (ii) administering the budgetary process set forth in the Gathering Agreement, (iii) providing various operating reports to Gatherer, (iv) negotiating gathering and other commercial agreements on behalf of Gatherer, and (v) performing various accounting functions for Gatherer. SandRidge Midstream will be reimbursed by Gatherer for costs incurred to perform the foregoing duties.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)

Date: July 7, 2009	By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren Executive Vice President and Chief Financial Officer